AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS OF THE
SERIES C CONVERTIBLE PREFERRED STOCK OF
FUNCTION(X) INC.
I, Mitchell J. Nelson, hereby certify that I am the Executive Vice President and Secretary of Function(x) Inc. (formerly known as Viggle Inc.) (the “Company”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), and further do hereby certify:
WHEREAS, pursuant to its authority as aforesaid, the Board of Directors of the Company previously fixed the rights, preferences, restrictions and other matters relating to Series C Preferred Stock, consisting of up to 100,000 shares of the Preferred Stock which the Corporation has the authority to issue, as set forth in a Certificate of Designations of the Series C Convertible Preferred Stock of Viggle Inc. dated October 14, 2014 (the “Certificate of Designations”): and
WHEREAS, the Board of Directors wishes to amend and restate the Certificate of Designations in its entirety pursuant to Section 151 of the Delaware General Corporation Law;
NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby amend and restate the Certificate of Designations and does hereby provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock as follows:
TERMS OF SERIES C PREFERRED STOCK
1.Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Company designated as “Series C Convertible Preferred Stock” (the “Series C Preferred Stock”). The authorized number of shares of Series C Preferred stock shall be 100,000 shares. Each share of Series C Preferred Stock shall have a par value of $0.001.
2.Ranking. Except to the extent that the holders of at least a majority of the outstanding shares of Series C Preferred Stock (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below) or Senior Preferred Stock (as defined below), all shares of capital stock of the Company shall be junior in rank to all shares of Series C Preferred Stock with respect to the preferences as to dividends, distributions and payments upon a Liquidation Event (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such shares of capital stock of the Company shall be subject to the rights, preferences and privileges of the shares of Series C Preferred Stock. Without limiting any other provision of this Certificate of Designations, without the prior express consent of the Required Holders, voting separate as a single class, the Company shall not hereafter authorize or issue (i) any additional or other shares of capital stock that are of senior rank to the shares of Series C Preferred Stock in respect of the preferences as to dividends, distributions or payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Senior Preferred Stock”), (ii) any additional or other shares of capital stock that are of pari passu rank to the shares of Series C Preferred Stock in respect of the preferences as to dividends, distributions or payments upon a Liquidation Event (collectively, the “Parity Stock”) or (iii) any Junior Stock having a maturity date (or any other date requiring redemption or repayment of such shares of Junior Stock) that is prior to the Maturity Date.
3.Dividends. From and after the date of issuance of a share of Series C Preferred Stock (the “Issuance Date”), the holder of such share of Series C Preferred Stock (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends (“Dividends”) on such share equal to twelve percent (12%) per annum (the “Dividend Rate”) of the Stated Value (as defined below) thereof in the manner provided below in this Section 3 before any Dividends shall be declared, set apart for or paid upon any Junior Stock or Parity Stock. Dividends on a share of Series C Preferred Stock shall accrue daily at the Dividend Rate, commence accruing on the Issuance Date thereof, compound annually, and be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the Series C Preferred Stock shall be cumulative and shall continue to accrue and compound whether or not declared and whether or not in any fiscal year there shall be net profits or surplus available for the payment of Dividends in such fiscal year, so that if in any fiscal year or years, Dividends in whole or in part are not paid upon the Series C Preferred Stock, unpaid Dividends shall accumulate as against the holders of Junior Stock and holders of Parity Stock. “Stated Value” shall mean $1,000 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Initial Issuance Date with respect to the Series C Preferred Stock. “Initial Issuance Date” means the first date of issuance of any shares of Series C Preferred Stock.
4.Authorized Shares.
(a)Reservation. The Company shall reserve out of its authorized and unissued Common Stock a number of shares of Common Stock equal to the Conversion Rate with respect to the Conversion Amount of each share of Series C Preferred Stock as of the applicable Issuance Date thereof. So long as any of the shares of Series C Preferred Stock are outstanding, the Company shall take all action reasonably necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock, the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the shares of Series C Preferred Stock then outstanding, provided that at no time shall the number of shares of Common Stock so available be less than the number of shares required to be reserved by the previous sentence (the “Required Amount”). The number of shares of Common Stock reserved for conversions of the shares of Series C Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of shares of Series C Preferred Stock held by each Holder on the Initial Issuance Date or increase in the number of reserved shares (as the case may be) (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s shares of Series C Preferred Stock, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any shares of Series C Preferred Stock shall be allocated to the remaining Holders of shares of Series C Preferred Stock, pro rata based on the number of shares of Series C Preferred Stock then held by such Holders.
(b)Insufficient Authorized Shares. If, notwithstanding Section 4(a) and not in limitation thereof, at any time while any of the shares of Series C Preferred Stock remain outstanding the Company does not have a sufficient number of authorized and unissued shares of Common Stock to satisfy its obligation to have available for issuance upon conversion of the shares of Series C Preferred Stock at least a number of shares of Common Stock equal to the Required Amount (an “Authorized Share Failure”), then the Company shall promptly (but in no event later than one hundred eighty (180) days after the occurrence of such Authorized Share Failure) take all action reasonably necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve and have available the Required Amount for all of the shares of Series C Preferred Stock then outstanding. In connection therewith, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock or obtain the written consent of the holders of the required number of shares of Common Stock in lieu of such a meeting.
5.Voting Rights. Holders of shares of Series C Preferred Stock shall have no voting rights, except as required by law (including without limitation, the DGCL) and as expressly provided in this Certificate of Designations. To the extent that under the DGCL the vote of the holders of the Series C Preferred Stock, voting separately as a series, is required to authorize a given action of the Company, the affirmative vote or consent of the Required Holders shall constitute the approval of such action by the series. Holders of the Series C Preferred Stock shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company’s bylaws and the DGCL).
6.Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, each Holder of a share of Series C Preferred Stock shall be entitled to receive in cash out of the assets of the Company legally available for distribution to its stockholders, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any shares of Junior Stock, an amount with respect to each share of Series C Preferred Stock then held by such Holder equal to the greater of (i) the Conversion Amount of such share of Series C Preferred Stock as of the date of the applicable Liquidation Event and (ii) the amount per share such Holder would receive if such Holder converted such share of Series C Preferred Stock into Common Stock immediately prior to such Liquidation Event, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of Parity Stock, then each Holder and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of shares of Series C Preferred Stock and all holders of shares of Parity Stock. To the extent necessary, the Company shall cause such actions to be taken by each of its subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 6. All the preferential amounts to be paid to the Holders under this Section 6 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of Junior Stock in connection with a Liquidation Event as to which this Section 6 applies.
7.Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing shares of Series C Preferred Stock (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Company shall execute and deliver new certificate(s) of like tenor and date.
8.Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any Person as the drafter hereof.
9.Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Certificate of Designations must be in writing and will be deemed to have been delivered: (i) upon receipt, if delivered personally; (ii) when sent, if sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) when sent, if sent by e-mail (provided that such sent e-mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient) and (iv) if sent by overnight courier service, one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:
If to the Company:
Function(x)Inc.
902 Broadway, 11th Floor
New York, New York 10022
E-mail: mitchell@functionxinc.com
Facsimile: (212) 750-3034
Attention: General Counsel

If to a Holder, to its address, facsimile number or e-mail address (as the case may be) set forth in the books and records of the Company, or to such other address, facsimile number and/or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date and recipient facsimile number or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iv) above, respectively. A copy of the e-mail transmission containing the time, date and recipient e-mail address shall be rebuttable evidence of receipt by e-mail in accordance with clause (iii) above.
10.Transfer of Series C Preferred Stock. A Holder may transfer some or all of its shares of Series C Preferred Stock without the consent of the Company so long as such transfer complies with all applicable securities laws.
11.Series C Preferred Stock Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Series C Preferred Stock, in which the Company shall record the name, address, facsimile number and e-mail address of the Persons in whose name the shares of Series C Preferred Stock have been issued, as well as the name and address of each transferee. The Company may treat the Person in whose name any Series C Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.
12.Stockholder Matters; Amendment.
(a)
    Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the DGCL, the Certificate of Incorporation, this Certificate of Designations or otherwise with respect to the issuance of Series C Preferred Stock may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.
(b)
    Amendment. This Certificate of Designations or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of the Required Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation.
13.
    Redemption at Option of Company. The Company shall have the right to redeem, from time to time, any or all outstanding shares of Series C Preferred Stock as set forth in this Section 13 (each a “Company Optional Redemption”).
(a)
    Mechanics of Company Optional Redemption. The Company may exercise its right to require redemption under this Section 13 from time to time by delivering a written notice thereof by facsimile, e-mail or otherwise to all, but not less than all, of the Holders of shares of Series C Preferred Stock (the “Company Optional Redemption Notice” and the date all of the Holders receive such notice is referred to as the “Company Optional Redemption Notice Date”). The Company Optional Redemption Notice shall (x) state the aggregate number of shares of Series C Preferred Stock subject to the applicable Company Optional Redemption and the number of shares of Series C Preferred Stock to be redeemed from each Holder (which shall be determined with respect to each Holder by multiplying (1) the aggregate number of shares of Series C Preferred Stock subject to such Company Optional Redemption times (2) the quotient of (I) the number of shares of Series C Preferred Stock then held by such Holder divided by (II) the aggregate number of shares of Series C Preferred Stock then outstanding, with such product being rounded up or down (as the case may be) to the nearest whole number of shares) and (y) state the date on which the applicable Company Optional Redemption shall occur (each a “Company Optional Redemption Date”), which date shall not be less than three (3) Trading Days following the Company Optional Redemption Notice Date.
(b)
    Payment of Optional Redemption Price. The redemption price for each share of Series C Preferred Stock subject to the applicable Company Optional Redemption shall be determined as of the applicable Company Optional Redemption Date and shall be equal to the sum of (i) the Conversion Amount thereof as of the applicable Company Optional Redemption Date plus (ii) an amount equal to the product of (1) the applicable Optional Redemption Premium (as defined below) multiplied by (2) the Stated Value of such share of Series C Preferred Stock (the product of clauses (1) and (2) is referred to herein as the “Company Optional Redemption Premium Amount” and the sum of clauses (i) and (ii) is referred to herein as the “Company Optional Redemption Amount”). Notwithstanding the foregoing, no Company Optional Redemption Premium Amount shall be due with respect to shares of Series C Preferred Stock subject to the applicable Company Optional Redemption that are being redeemed by the Company’s use of any Qualified Public Offering Proceeds (as defined below) for such redemption. The Company shall pay the applicable Company Optional Redemption Amount for each share of Series C Preferred Stock subject to the applicable Company Optional Redemption on the applicable Company Optional Redemption Date. In the event of the Company’s redemption of any portion of the shares of Series C Preferred Stock under this Section 13, such Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for a Holder. Accordingly, any redemption premium due under this Section 13 is intended by the parties to be, and shall be deemed, a reasonable estimate of such Holder’s actual loss of its investment opportunity and not as a penalty.
14.
    Dispute Resolution. In the case of a dispute as to the determination of the the arithmetic calculation of the Conversion Rate, the Company or the applicable Holder (as the case may be) shall submit the disputed determinations or arithmetic calculations (as the case may be) via facsimile or e-mail (i) within five (5) Business Days after receipt of the applicable notice giving rise to such dispute to the Company or such Holder (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after such Holder learned of the circumstances giving rise to such dispute. If such Holder and the Company are unable to agree upon such determination or calculation within ten (10) Business Days of such disputed determination or arithmetic calculation (as the case may be) being submitted to the Company or such Holder (as the case may be), then the Company shall, within five (5) Business Days, submit (via facsimile or e-mail) the disputed arithmetic calculation of the Conversion Rate, to an independent, outside accountant or accounting firm selected by the Company. The Company shall cause such investment bank or such accountant or accounting firm (as the case may be) to perform the determinations or calculations (as the case may be) and notify the Company and such Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations (as the case may be). Such investment bank’s, accountant’s or accounting firm’s determination or calculation (as the case may be) shall be binding upon all parties absent demonstrable error or fraud, and the fees and expenses of such investment bank, such accountant or such accounting firm (as the case may be) shall be borne equally by the Company and such Holder.
15.
    Non-Redeemable. Except as otherwise expressly contemplated by Section 13 of this Certificate of Designations, the shares of Series C Preferred Stock shall not be redeemable either at the Company’s option or at the option of any of the Holders at any time.
16.
    Participation. The Company shall not declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”) until such time as accrued dividends on the Series C Preferred Stock have been paid in full.
17.
    Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:
(a)
    “1933 Act” means the Securities Act of 1933, as amended.
(b)
    “1934 Act” means the Securities Exchange Act of 1934, as amended.
(c)
    “Additional Amount” means, as of the applicable date of determination, with respect to a particular share of Series C Preferred Stock, all accrued and unpaid Dividends on such share of Series C Preferred Stock.
(d)
    “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.
(e)
    “Common Stock” means (i) the Company’s shares of common stock, $0.001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.
(f)
    “Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Company or such subsidiaries of the Company the assets of which constitute all or substantially all of the assets of the business of the Company and its subsidiaries, taken as a whole.
(g)
    “Optional Redemption Premium” means, with respect to a particular Company Optional Redemption Date, (as applicable) 6%.
(h)
    “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.
(i)
    “Proceeds” means, with respect to a particular Qualified Public Offering, the gross amount of cash received directly or indirectly by the Company with respect to such Qualified Public Offering less all costs and expenses incurred by the Company in connection with such Qualified Public Offering. Any dispute as to the arithmetic calculation of Proceeds shall be resolved pursuant to Section 14 above, with the term “Proceeds” being substituted for the term “Conversion Rate.”
(j)
    “Qualified Public Offering” means a Subsequent Placement (as defined below) (i) that was effected pursuant to a registration statement filed by the Company with the SEC and (ii) in which at least $10,000,000 is raised and the per share offering price is greater than or equal to $5.00 per share (adjusted for any stock dividend, stock split, stock combination or other similar transaction).
(k)
    “Qualified Public Offering Proceeds” means, with respect to a particular Qualified Public Offering, an amount equal to 33% of the Proceeds from such Qualified Public Offering.
(l)
    “SEC” means the Securities and Exchange Commission or the successor thereto.
(m)
    “Trading Day” means any day on which The New York Stock Exchange (and each successor thereto) is open for trading of securities.
* * * * *
RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 22nd day of August, 2016.

__________________________________________ Name: Mitchell J. Nelson Title: Executive Vice President and Secretary